Exhibit 10.10
AMENDMENT TO EMPLOYMENT AGREEMENT

    THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), dated as of November 16, 2021, is made by and between TransDigm Group Incorporated, a Delaware corporation (the “Company”), and Jorge Valladares (“Executive”).

WHEREAS, the Company and Executive are parties to an Employment Agreement (the “Employment Agreement”) setting forth certain terms and conditions of Executive’s employment with the Company; and

WHEREAS, the Company and Executive desire to amend the Employment Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1.Amendments.

(a)Section 5(b) of the Employment Agreement is hereby deleted and restated in its entirety as follows:

(b) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 5 (other than termination pursuant to subsection (a)(i)) shall be communicated by a written notice from the Chief Executive Officer of the Company or the Executive to the other indicating the specific termination provision in this Agreement relied upon, (and, in the case of Resignation for Good Reason, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under Section 5(a)(iv), and specifying a Date of Termination which, in the case of Resignation for Good Reason or Resignation without Good Reason pursuant to Section 5(a)(iv) or 5(a)(vi), respectively, shall be at least 90 days following the date of such notice (a “Notice of Termination”). In the event of the Executive’s Resignation for Good Reason pursuant to Section 5(a)(iv), the Company shall have the right, if the basis for such Good Reason is curable, to cure the same within 30 days following the receipt of the Notice of Termination, and Good Reason shall not be deemed to exist if the Company cures the event giving rise to Good Reason within such 30 day period. The Executive shall continue to receive her Annual Base Salary, annual bonus and all other compensation and perquisites referenced in Section 4 through the Date of Termination.

(b)Section 5(b) of the Employment Agreement is hereby deleted and restated in its entirety as follows:
(b) Termination without Cause, Resignation for Good Reason or Termination by Reason of Death or Disability. Subject to Sections 6(c) and (d) and the restrictions contained herein, in the event of the Executive’s Termination without Cause (pursuant to Section 5(a)(v)), Resignation for Good Reason (pursuant to Section 5(a)(iv)) or termination by reason of death or Disability (pursuant to Section 5(a)(i) or (ii), respectively), the Company shall pay to the Executive the amounts described in subsection (a). In addition, subject to Sections 6(c) and (d) and the restrictions contained herein, and in the case of Termination without Cause (pursuant to Section 5(a)(v), Resignation for Good Reason (pursuant to Section 5(a)(iv) or Disability (pursuant to Section 5(a)(ii)) subject to the Executive’s execution and non-revocation of a customary release in favor of the Company (the “Release”) no later than thirty (30) days following the Date of Termination, the Company shall pay to the Executive (or his beneficiary in the event of his death) an amount equal to the “Severance Amount” described below. For purposes of this Agreement the Severance Amount is equal to the sum of:
(i) 1.25 times his Annual Base Salary,

(ii) 1.25 times the greater of (A) the total of all bonuses paid (or payable) to executive in respect of the fiscal year ending immediately prior to the Date of Termination, excluding any bonuses that are extraordinary in nature (e.g., a transaction related bonus) or (B) the target bonuses for the fiscal year in which the Date of Termination falls, determined in accordance with the Company’s bonus program or programs, if any, and
(iii) 18.0 times the difference of (A) the Monthly COBRA Continuation Coverage Rate determined as of the Date of Termination for the Executive’s applicable health plan coverage as in effect on such date, less (B) the monthly cost to Executive that is being charged for such coverage as of the Date of Termination.
The Severance Amount as so determined shall be payable to the Executive (or his beneficiary) in substantially equal installments over the 12 month period following the Date of Termination (the “Payment Period”) commencing no later than thirty (30) days following the execution and non-revocation of the Release, in accordance with the Company’s regular payroll practices. The first installment payment shall include all amounts that would have otherwise been paid to the Executive during the period beginning on the Date of Termination and ending on the first installment payment date. Notwithstanding the foregoing, in the event that the end of the thirty (30) day notice and revocation period for the Release would result in the first installment payment occurring in the taxable year following the year in which the Date of Termination occurs, the first installment payment shall be made in the taxable year following the year in which the Date of Termination occurs.

2.    Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.
3.    Governing Law. This Amendment shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio.
4.    Full Force and Effect. Except as expressly amended by this Amendment, all other terms and conditions of the Employment Agreement shall remain in full force and effect and unmodified hereby.
    IN WITNESS WHEREOF, the parties have executed this Amendment on the date and year first above written.

TRANSDIGM GROUP INCORPORATED

By:	/s/ Kevin Stein
Name:	Kevin Stein
Title:	Chief Executive Officer

EXECUTIVE

/s/ Jorge Valladares
Jorge Valladares